Exhibit (k)(12)
INTERCREDITOR AND CONCENTRATION ACCOUNT
ADMINISTRATION AGREEMENT
     THIS INTERCREDITOR AND CONCENTRATION ACCOUNT ADMINISTRATION AGREEMENT, dated as of July 27, 2005 (such agreement, as amended, modified, waived, supplemented or restated from time to time, this “Agreement”), is by and among:
     (1) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “U.S. Bank”), not in its individual capacity but solely as the concentration account bank (in such capacity, the “Concentration Account Bank”);
     (2) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wells Fargo”) not in its individual capacity but solely as the account custodian under this Agreement (in such capacity, the “Account Custodian”);
     (3) PATRIOT CAPITAL FUNDING, INC., a Delaware corporation (“Patriot”), in each of the following capacities: (i) as the originator under each Securitization (as defined below) and on its own behalf in its individual capacity (in such capacities, the “Originator”); (ii) as the original servicer under each Securitization (in such capacity, the “Original Servicer”); and (iii) as the concentration account servicer under this Agreement (in such capacity, the “Concentration Account Servicer”); and
     (4) Each of the parties that from time to time executes and delivers a joinder agreement in the form of Schedule A hereto as trustee or securitization agent, as applicable, under each Securitization (each, a “Securitization Agent”).
RECITALS
     WHEREAS, the Originator and its affiliates may from time to time enter into one or more securitization, financing or repurchase transactions (each, a “Securitization”) pursuant to which the Originator or one of its affiliates will sell or otherwise transfer to a special purpose entity or entities identified on a joinder in the form of Schedule A hereto (each, a “Securitization SPE”) certain loans and related security related to such Securitization (the specified loans and related security sold or otherwise transferred to a Securitization SPE as part of a Securitization are referred to herein collectively as “Securitization Assets”, and the agreements, instruments or documents executed in connection therewith, as any of the same may be amended, supplemented, waived, modified or restated from time to time, are referred to collectively herein as the “Securitization Documents”) and pursuant to which such Securitization SPE shall: either (i) further transfer the related Securitization Assets to another Securitization SPE, which will in turn grant a security interest to the applicable Securitization Agent, for the benefit of certain parties to the Securitization Documents; or (ii) grant a security interest to the applicable Securitization Agent, for the benefit of certain parties to the Securitization Documents;
     WHEREAS, the Originator has instructed certain of its obligors to remit payments in respect of loans (collectively, “Remittances”) directly by wire transfer in immediately available funds or otherwise into an account with the Concentration Account Bank in the name of Patriot, as Original Servicer, as set forth in Section 3 hereof, some of which Remittances may relate to the Securitization Assets and some of which may relate to none of the Securitization Assets, but constitute Remittances with respect to other loans and related security of the Originator, including other loans and related security in which affiliates or other assignees of the Originator may have an interest (such other loans and related security, collectively “Other Assets”); and
     WHEREAS, the Originator, the Original Servicer and each Securitization Agent, for the benefit of the related Securitization SPE or Securitization SPEs and the related secured parties under the related Securitization Documents, as the case may be, desire to appoint the Account Custodian, as their agent and custodian, to exercise dominion and control over, and, to the extent set forth herein, to direct the disposition of, the Remittances solely for purposes of continuing the perfection and priority of their respective interests, with respect to the Securitization Remittances and the Other Remittances (each as defined below), as applicable, in accordance with the terms of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Regarding Liens and Interests.
     (a) No Securitization Agent shall have or assert, and each Securitization Agent hereby disclaims and agrees not to assert, any right, title or interest in or to any Securitization Assets in which a security interest or ownership interest has not been granted to it pursuant to the related Securitization Documents or in or to any Other Assets, including Other Remittances relating thereto; provided, however, that no Securitization Agent disclaims its rights under Section 1(c) or 2(c) below, or any rights it may have as a beneficiary of the security interest in the Concentration Account, referred to in Section 3 below.
     (b) Neither the Original Servicer nor the Originator shall have or assert, and each hereby disclaims and agrees not to assert, any right, title or interest in or to any Securitization Assets, including Remittances relating thereto.
     (c) Nothing herein shall be deemed to waive any rights of any Securitization Agent in the event of any transfer or other disposition of any Securitization Assets in violation of the agreements relating thereto or to preclude the exercise by any Securitization Agent of rights and remedies provided for under the Securitization Documents including without limitation (and if and to the extent so provided therein or thereby) notification to obligors related to the applicable Securitization Assets directing payments be made to an account other than the Concentration Account or to a lockbox, it being understood that this Agreement addresses only Remittances which are contained in or on deposit in the Concentration Account.
     (d) In exercising any of its rights or remedies under the Securitization Documents with respect to any right, title and interest of the Original Servicer or the Originator as lessee, licensee or otherwise in and to any computer hardware and software or related intellectual property, each Securitization Agent, the Original Servicer and the Originator agrees that it shall not take any action that would materially impair the rights or ability of the other parties to use such property in connection with the transactions contemplated under the Securitization

Documents or under this Agreement or in connection with the ownership of the Other Assets by the Originator. The parties acknowledge that such property may be necessary to or useful in the servicing, administration and collection of the Securitization Assets and the Other Assets and agree to cooperate in good faith such that the respective interests of any Securitization Agent, the Original Servicer and the Originator therein, and with respect thereto, shall be protected and preserved.
     Section 2. Separation of Collateral.
     (a) Each Securitization Agent hereby agrees promptly to transfer and return to, or in accordance with the directions of, any other Securitization Agent, the Originator or the Original Servicer (as applicable), at such account or other place as such other Securitization Agent, the Originator or the Original Servicer (as applicable) may instruct in writing, any funds or other property that are received by such Securitization Agent and that are identifiable by such Securitization Agent, using reasonable efforts, as not constituting its Securitization Assets but instead constituting: (i) Securitization Assets in which it has not been granted an ownership or security interest under the applicable Securitization Documents; or (ii) Other Assets. For purposes of maintaining the perfection of such other Securitization Agent’s interest therein, each such other Securitization Agent hereby appoints such Securitization Agent as its agent in respect of such funds and other property; provided that such Securitization Agent’s sole duty as such agent shall be to hold such funds or other property in trust for the benefit of such other Securitization Agent and to transfer such funds or other property to or at the direction of such other Securitization Agent as aforesaid.
     (b) Each of the Originator and the Original Servicer hereby agrees promptly to transfer and return to, or in accordance with the written directions of, the applicable Securitization Agent, at such account or other place as the applicable Securitization Agent may instruct, any funds or other property that are received by either Originator or the Original Servicer and that are identifiable by either Originator or the Original Servicer, using reasonable efforts, as not constituting Other Assets but instead constituting Securitization Assets. Each applicable Securitization Agent hereby appoints the Originator and the Original Servicer as its agent in respect of such funds and other property; provided that the Originator’s and the Original Servicer’s sole duty as such agent shall be to hold such funds or other property for the benefit of the applicable Securitization Agent and to transfer such funds or other property to or at the direction of the applicable Securitization Agent as aforesaid.
     (c) Each Securitization Agent hereby acknowledges that certain related records and other files (including, without limitation, electronic files), documentation, software and similar assets may constitute a portion of the Securitization Assets and/or the Other Assets. Each of the parties hereto agrees to cooperate in good faith such that the respective interests of each Securitization Agent and the Originator in such assets shall be protected and preserved, and, without limiting the obligations of the Originator, the Original Servicer and each Securitization SPE, each Securitization Agent, the Original Servicer and the Originator agrees to permit each other reasonable access to such assets (to the extent they shall be in the possession or control of such party) as shall be necessary or desirable to manage and realize on the Securitization Assets or the Other Assets, as the case may be. Except as otherwise provided in the immediately preceding sentence, in the event that any of the Securitization Assets or the Other Assets become commingled, then the Originator, the Original Servicer and each Securitization Agent shall, in good faith, cooperate with each other to separate the Securitization Assets and the Other Assets, as applicable.
     (d) The out-of-pocket costs and expenses incurred by the parties hereto to effect any separation and/or sharing (including without limitation reasonable fees and expenses of auditors and attorneys) required by this Section 2 shall be borne by the Original Servicer.
     Section 3. The Concentration Account.
     (a) Appointment of Concentration Account Bank. The Account Custodian, each Securitization Agent and the Originator and Original Servicer hereby appoints the Concentration Account Bank as depositary with respect to the applicable Securitization Remittances and the Other Remittances which are received by the Concentration Account Bank for deposit to the Concentration Account, and the Concentration Account Bank hereby agrees to act as such and to accept and hold such Remittances, for each such party as their interests may appear, on the terms and conditions set forth herein.
     (b) Appointment of Account Custodian. Each Securitization Agent and the Originator and Original Servicer hereby appoints the Account Custodian as their agent and custodian: (i) to exercise dominion and control over the Securitization Remittances and the Other Remittances for the benefit of the secured parties under the respective Securitization Documents (as their interests may appear therein) or the Originator, as the case may be; and (ii) for purposes of continuing the perfection and priority of its respective interests, with respect to the Securitization Remittances and the Other Remittances, and the Account Custodian hereby agrees to act as such with respect to the Remittances, for each such party as their interests may appear, on the terms and conditions set forth herein.
     (c) Direction to Obligors. Each of the Originator and the Original Servicer hereby confirms that it has instructed all obligors with respect to any Securitization Assets to remit all Securitization Remittances (as defined herein) to a single omnibus collection account (Account No. 743028-701) maintained by the Concentration Account Bank (the “Concentration Account”): (i) to which the Originator and the Original Servicer, as applicable, will instruct all such obligors paying by ACH or wire transfer to authorize transfer; and (ii) into which the Originator and the Original Servicer, as applicable, will deposit all Securitization Remittances (as defined herein) made by check or other remittance item.
     (d) Establishment of Concentration Account. The Originator, the Original Servicer and the Concentration Account Bank confirm to each Securitization Agent that the Concentration Account has been established with the Concentration Account Bank as a segregated demand deposit account in the name of Patriot, as Original Servicer. The Original Servicer and each Securitization Agent hereby appoints the Account Custodian as its true and lawful attorney, with full power of substitution, for the purpose of making any transfers of funds on deposit in the Concentration Account, which appointment is coupled with an interest and is irrevocable. The parties hereto acknowledge and agree that funds withdrawn from the Concentration Account from time to time may be transferred only to the appropriate collection account specified in Section 3(f) below. Prior to distribution in accordance with the terms of this Agreement, the funds on deposit from time to time in the Concentration Account will be retained in the Concentration Account and remain uninvested. The parties to this Agreement agree that the Concentration Account is a “deposit account” within the meaning of Article 9 of the Uniform Commercial Code of New York (the “UCC”). The Concentration Account Bank shall treat the Account Custodian as the Concentration Account Bank’s sole “customer” (within the meaning of Section 4-104 of the UCC) with respect to such deposit account. Each of the Originator and the Concentration Account Bank represents and warrants to the other parties hereto that the Concentration Account: (i) is not evidenced by an “instrument” (as such term is defined in the UCC); and (ii) does not constitute a “securities account” or contain “securities” or “investment property” (as such terms are defined in the UCC).
     (e) Designation of Concentration Account Servicer. The Original Servicer is hereby designated as the initial Concentration Account Servicer. The Original Servicer confirms to each of the parties hereto that all actions of the Original Servicer taken hereunder with respect to Remittances received in the Concentration Account shall be solely in one of the following capacities: (i) in its capacity as initial Concentration Account Servicer and not in its individual capacity; (ii) in its capacity as servicer under each Securitization and in accordance with the applicable Securitization Documents with respect to the Securitization Remittances and not in its individual capacity; or (iii) in its individual capacity with respect to the Other Remittances.
     (f) Disbursement of Funds from the Concentration Account. Except as otherwise expressly provided herein, none of the Originator, the Original Servicer nor any Securitization Agent will have any check writing or other authority to issue payment orders against the Concentration Account. Except as otherwise expressly provided herein, only the Concentration Account Servicer (or a Successor Concentration Account Servicer, if applicable) on behalf of the Account Custodian, or the Account Custodian (after receipt of notice of a “servicer default,” “termination event” or similar event described in Section 3.1(i) below, sometimes jointly with each Securitization Agent, and after a Removal Event and prior to the appointment of a Successor Concentration Account Servicer), shall have authority to deliver the disbursement instructions identifying Remittances held in the Concentration Account as Securitization Remittances or Other Remittances and directing that transfers be made by the Concentration Account Bank from the Concentration Account to: (i) the collection account specified in the written instructions to the Concentration Account Servicer (or a Successor Concentration Account Servicer (as defined below), if applicable) with a copy to the Account Custodian, or solely to the Account Custodian (after receipt of notice of a “servicer default,” “termination event” or similar event described in Section 3.1(i) below, and after a Removal Event and prior to the appointment of a Successor Concentration Account Servicer) received from the applicable Securitization Agent with respect to the Securitization Remittances (each, a “Securitization Collection Account”); or (ii) the account specified in the written instructions received by the Concentration Account Servicer (or a Successor Concentration Account Servicer, if applicable) with a copy to the Account Custodian, or solely to the Account Custodian (after receipt of notice of a “servicer default,” “termination event” or similar event described in Section 3.1(i) below and after a Removal Event and prior to the appointment of a Successor Concentration Account Servicer) from the Originator with respect to the Other Remittances, except nothing herein shall limit the right of any Securitization Agent to re-direct the payment of proceeds of its Securitization Remittances to another account pursuant to its Securitization Documents. The Concentration Account Servicer (or any Successor Concentration Account Servicer, if

applicable) shall (within two Business Days of receipt of the associated remittance details) determine and identify which Remittances received in the Concentration Account represent proceeds of Securitization Assets (“Securitization Remittances”) or proceeds of Other Assets (“Other Remittances”) (Securitization Remittances and Other Remittances each constituting, for purposes of this Agreement, a “Category” of Remittance). In addition, the Concentration Account Servicer (or a Successor Concentration Account Servicer, if applicable) shall determine whether any amounts in the Concentration Account do not constitute Remittances with respect to loans of one of the two Categories referred to above, but have nonetheless been paid or deposited thereto by an obligor of a loan in error. The Concentration Account Servicer (or any Successor Concentration Account Servicer, if applicable) will, on each Business Day, deliver written transfer instructions to the Concentration Account Bank, each Securitization Agent and the Original Servicer providing for the transfer of all Remittances on deposit in the Concentration Account to the respective collection accounts identified in such instructions and the Concentration Account Bank will make such transfers on each Business Day subject to its receipt of timely written instructions; provided that any such instructions received after 3:00 p.m. (New York City time) on any Business Day will be deemed received on the next Business Day. Neither the Concentration Account Bank nor the Account Custodian shall have any obligation or responsibility to make inquiry or in any way attest to, determine or verify the accuracy of any such written instructions or allocations, nor shall the Concentration Account Bank or the Account Custodian have any duty or obligation in this regard other than to comply with such instructions by effecting funds transfers in accordance with such instructions. As used herein “Business Day” shall mean any day other than a Saturday or a Sunday on which banks are not required or authorized to be closed in New York, New York, Chicago, Illinois or Boston, Massachusetts. Upon request by any Securitization Agent, the Concentration Account Servicer shall provide on any Business Day to such Securitization Agent detailed written information setting forth: (i) the interests of the applicable parties in all Remittances credited to the Concentration Account; and (ii) the appropriate distribution of such Remittances in accordance with such interests.
     (g) [Reserved.]
     (h) Disputed Amounts. In the event that the Account Custodian receives a notice from any Securitization Agent, the Original Servicer or the Originator challenging the correctness of any disbursements or related Remittances (the “Disputed Amounts”), the Account Custodian shall require such disputing party to resolve such dispute by obtaining the written agreement of the other disputing parties as to the proper allocation of the Disputed Amounts and, in connection with any such dispute, each of the parties hereto agrees to cooperate with each other party hereto to resolve the dispute, and each disputing party agrees that its written agreement shall not be unreasonably withheld. In the event the disputing parties cannot resolve such dispute amongst themselves by written agreement, the Account Custodian shall, at the equal expense of such disputing parties, select an independent public accounting firm (who may also render other services to the Account Custodian) to determine the proper allocation of the Disputed Amounts and shall, in the meantime, assume (and shall have no liability to any person with respect to reliance on such assumption) that information supplied by the Concentration Account Servicer (or Successor Concentration Account Servicer (as defined below), if applicable) is correct if the dispute is between Securitization Agents and shall require Disputed Amounts remain in the Concentration Account pending resolution of the dispute if the dispute is between one or more Securitization Agents and the Originator. Each party hereto specifically acknowledges that it shall have no right to impede the administration of the Concentration Account as a whole, but has rights only with respect to the Securitization Remittances or Other Remittances related to that party.
     (i) Exclusive Dominion and Control. The Originator, the Original Servicer, each Securitization Agent and the Concentration Account Bank each hereby agree and acknowledge that the Concentration Account and all funds on deposit therein shall be under the exclusive dominion and control of the Account Custodian for the benefit of each Securitization Agent and the Originator as their interests may appear, and the Concentration Account Bank agrees that it will honor instructions of the Account Custodian with respect to the transfer or disposition of funds on deposit in the Concentration Account, without the further consent of the Originator, the Securitization SPE or any other Person. Prior to receipt by the Account Custodian of a notice from a Securitization Agent that a “servicer default,” “termination event” or similar event has occurred and is continuing under the relevant Securitization Documents, the Account Custodian hereby directs the Concentration Account Servicer, on behalf of the Account Custodian, to provide instructions to the Concentration Account Bank to effect all distributions from the Concentration Account on behalf of the Account Custodian for the benefit of each Securitization Agent and the Originator and in accordance with this Agreement. Upon receipt by the Account Custodian of a notice from a Securitization Agent that a “servicer default,” “termination event” or similar event has occurred and is continuing under the relevant Securitization Documents, the Account Custodian shall promptly notify the other parties to this Agreement in writing and shall notify the Concentration Account Bank to cease taking instructions from the Concentration Account Servicer and to disburse funds solely in accordance with the joint written instructions of the Account Custodian and each Securitization Agent, without the further consent of the Originator, the Concentration Account Servicer, any Securitization SPE, or any other Person. The Concentration Account Bank agrees that, upon receipt of such notice from the Account Custodian, it shall no longer follow any instructions from the Collection Account Servicer, or any other Person, except such joint written instructions of the Account Custodian and each Securitization Agent, with respect to transfers of funds on deposit in the Concentration Account unless and until the Account Custodian either (i) provides a subsequent notice in writing acknowledged by each Securitization Agent that the Account Custodian or the Concentration Account Servicer, on behalf of the Account Custodian, is again permitted to issue such instructions or (ii) provides a notice in writing acknowledged by each Securitization Agent of the appointment of a Successor Concentration Account Servicer. Following receipt by the Account Custodian of a notice from a Securitization Agent that a “servicer default,” “termination event” or similar event has occurred and is continuing under the relevant Securitization Documents, the Concentration Account Servicer shall provide on each Business Day to the Account Custodian and each Securitization Agent detailed written information setting forth: (i) the interests of the applicable parties in all Remittances credited to the Concentration Account; and (ii) the appropriate distribution of such Remittances in accordance with such interests.
     (j) Removal of Concentration Account Servicer. Each of the parties hereto hereby agrees that the occurrence of any of the following shall constitute a removal event (each a “Removal Event”):

(1)	if the Original Servicer is terminated or has resigned its role as servicer under any of the Securitization Documents, or

(2)	if the funds on deposit in the Concentration Account become subject to any seizure, freeze application, or enforcement of any security interest adverse to the interests of each Securitization Agent, then in any such case this Agreement shall continue to remain in full force and effect and a successor concentration account servicer to the Original Servicer as Concentration Account Servicer hereunder shall be appointed by delivery of joint written notice from each Securitization Agent to the Account Custodian (with a copy to the Concentration Account Bank, the Original Servicer and each other party hereto) identifying such successor concentration account servicer (which successor concentration account servicer may be U.S. Bank or Wells Fargo but shall not otherwise be a Securitization Agent hereunder), together with such successor concentration account servicer’s written acceptance of such appointment, and such successor concentration account servicer (being referred to herein as the “Successor Concentration Account Servicer”) shall thereupon succeed to all rights, benefits, duties and obligations of the Original Servicer in its capacity as Concentration Account Servicer hereunder, to the extent the same relate to the giving of disbursement instructions above. Each Securitization Agent agrees to consult in good faith as to the appointment of a mutually acceptable Successor Concentration Account Servicer in the event of the occurrence of a Removal Event. Upon receipt of such written notice and acceptance, the Account Custodian shall notify the Concentration Account Bank to make disbursements of funds from the Concentration Account pursuant to the provisions of this Agreement only pursuant to written disbursement instructions delivered by such Successor Concentration Account Servicer, rather than the Concentration Account Servicer.
     (k) Replacement of Concentration Account Bank and Account Custodian. Each of the parties hereto hereby agrees that if either the Concentration Account Bank’s short-term debt rating or the Account Custodian’s short-term debt rating is reduced below “A-1” by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. or “P-1” by Moody’s Investors Service, Inc., then in any such case this Agreement shall continue to remain in full force and effect and a successor Concentration Account Bank or Account Custodian, as the case may be, shall be appointed by delivery of joint written notice from each Securitization Agent pursuant to and in accordance with the provisions of Section 3(n) hereof.
     (l) Resignation of Concentration Account Bank and Account Custodian; Fees. Neither the Concentration Account Bank nor the Account Custodian shall resign or cease to perform its duties and obligations as Concentration Account Bank and Account Custodian hereunder, unless the performance of its duties and obligations hereunder would constitute a violation of applicable law. The Original Servicer agrees to pay, on a timely basis, to the Account Custodian and the Concentration Account Bank all usual and customary service charges, transfer fees and account maintenance fees in connection with its services hereunder and agrees to pay to the Account Custodian and the Concentration Account Bank, upon receipt of Account Custodian’s and Concentration Account Bank’s invoice, all reasonable out-of-pocket costs, expenses and attorneys’ fees incurred by the Account Custodian and the Concentration Account Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce the Account Custodian’s and the Concentration Account Bank’s rights in a case arising under Title 11, United States Code. The Original Servicer agrees to pay the Account Custodian and the Concentration Account Bank, upon receipt of the Account Custodian’s and the Concentration Account Bank’s invoice, all costs, expenses and attorneys’ fees incurred by the Concentration Account Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).
     (m) No Set-Off; Subordination. Each of the Account Custodian and the Concentration Account Bank agrees that it shall not exercise any right of set-off against Securitization Remittances in the Concentration Account and hereby subordinates for the benefit of each Securitization Agent, as their interests may appear, all security interests, encumbrances, claims and rights of set-off it may have, now or in the future, against the Concentration Account or any Securitization Remittances in the Concentration Account.
     (n) Removal of Account Custodian or Concentration Account Bank. Each of the Account Custodian and the Concentration Account Bank may be removed upon at least 30 days’ joint written notice (the “Successor Notice Period”) from each Securitization Agent to the Account Custodian or the Concentration Account Bank, as applicable; provided that no such removal shall be effective until a successor Account Custodian to the Account Custodian or a successor Concentration Account Bank to the Concentration Account Bank, as applicable, shall be appointed by delivery of joint written notice from each Securitization Agent to the Account Custodian or the Concentration Account Bank identifying such successor, together with such successor Account Custodian’s or Concentration Account Bank’s written acceptance of such appointment, any such successor Account Custodian (being referred to herein as the “Successor Account Custodian”) and any such successor Concentration Account Bank (being referred to herein as the “Successor Concentration Account Bank”) shall thereupon succeed to all rights, benefits, duties and obligations of the Account Custodian or the Concentration Account Bank, as applicable, under this Agreement. In the event no Account Custodian or Successor Concentration Account Bank (as applicable) has been appointed prior to the expiration of the Successor Notice Period, each Securitization Agent shall give to the Account Custodian or the Concentration Account Bank (as applicable) at least 30 days’ joint written notice prior to the appointment and acceptance of its successor becoming effective. Each Securitization Agent agrees to consult in good faith as to the appointment of a mutually acceptable Successor Account Custodian and Successor Concentration Account Bank, as applicable, in the event of the removal of the Account Custodian or the Concentration Account Bank.
     (o) Delays in Making Funds Transfers. The parties understand that a funds transfer may be delayed or not made if (a) the transfer would cause the Concentration Account Bank to exceed any limitation on its intra-day net funds position established in accordance with Federal Reserve or other regulatory guidelines or to violate any other Federal Reserve or other regulatory risk control program, or (b) the funds transfer would otherwise cause the Concentration Account Bank to violate any applicable law or regulation. If a funds transfer cannot be made or will be delayed, the Concentration Account Bank will notify the Original Servicer and each Securitization Agent by telephone.

     (p) Reliance on Identifying Numbers. If the Concentration Account Servicer indicates a name and an identifying number for the Concentration Account Bank of the person or entity to receive funds transfers out of the Accounts, the parties understand and agree that the Concentration Account Bank may rely on the number the Concentration Account Servicer indicates even if that number identifies a bank different from the bank the Concentration Account Servicer named. If the Concentration Account Servicers indicate a name and an account number for the person or entity to receive funds transfers out of the Accounts, the parties understand and agree that the Concentration Account Bank may rely on the account number the Concentration Account Servicer indicates even if that account number is not the account number for the person or entity who is to receive the transfers.
     (q) Bankruptcy Notice; Legal Process. The Concentration Account Bank will comply with any legal process, legal notice or court order it receives if the Concentration Account Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it. If at any time: (a) the Originator or any Affiliate thereof becomes subject to a voluntary or involuntary bankruptcy, reorganization, receivership or similar proceeding, or (b) the Concentration Account Bank is served with legal process which it in good faith believes prohibits the disbursement of the funds deposited in the Concentration Account, then the Concentration Account Bank shall have the right (i) to place a hold on the funds in the Concentration Account until such time as it receives an appropriate court order or other assurance reasonably satisfactory to the Concentration Account Bank as to the disposition of the funds in the Concentration Account, or (ii) to commence, at the Concentration Account Bank’s expense, an interpleader action in any competent federal or state court, and otherwise to take no further action except in accordance with joint written instructions of the Account Custodian and each Securitization Agent or in accordance with the final order of a competent court, served upon the Concentration Account Bank.
     Section 4. Security Interest in Concentration Account.
     The parties hereto acknowledge that, except with respect to the Other Remittances, each Securitization SPE, as applicable, has granted a present and continuing security interest in all their right, title and interest in the Concentration Account, and the proceeds thereof, in favor of each Securitization Agent (as applicable), to the extent of their interests under the respective Securitization Documents (including on behalf of other secured parties thereunder) to secure its obligations thereunder.
     Section 5. Notice Matters.
     All notices and other communications hereunder or in connection herewith shall be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by FedEx, UPS or other nationally recognized overnight delivery service, to the intended party at the address or facsimile number of such party set forth on Exhibit A hereto or in a joinder agreement or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto given in accordance with this paragraph. If notice is sent by facsimile, an originally executed notice will be sent by overnight courier as a follow-up. All notices and communications hereunder or in connection herewith shall be effective only upon receipt. Facsimile transmissions shall be deemed received upon receipt of verbal confirmation of the receipt of such facsimile.
     Section 6. Authorization; Binding Effect; Survival.
     Each of the parties hereto confirms that it is authorized to execute, deliver and perform this Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in the preceding sentence, the provisions of this Agreement may not be relied upon by any third party for any purpose.
     Section 7. Integration.
     This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the intercreditor matters set forth herein and shall together constitute the entire agreement between the parties hereto with respect to such matters, superseding all prior oral or written understandings.
     Section 8. Limitation of Liability; Force Majeure.
     (i) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile document or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties.
     (ii) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (iii) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) shall not be liable to the parties hereto for any expense, claim, loss, damage or cost arising out of or relating to its performance under this Agreement, for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.
     (iv) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. Nothing contained in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between the Concentration Account Bank and any other party hereto.
     (v) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Account Custodian and the Concentration Account Bank (as applicable). The Concentration Account Bank is not bound by any provisions contained in any document executed between any other parties to this Agreement and to which the Concentration Account Bank is not a party, even if provided with a copy of that document.
     (vi) The Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) shall not be required to expend or risk its own funds in the performance of its duties hereunder.
     (vii) In no event shall the Account Custodian, the Concentration Account Bank and any Successor Concentration Account Servicer (as applicable) be liable for incidental, special, indirect or consequential damages, including but not limited to lost profits.
     (viii) A delay in or failure of performance by the Account Custodian, the Concentration Account Bank or any Successor Concentration Account Servicer (as applicable) under this Agreement will be excused and shall not constitute a default hereunder or otherwise give rise to any liability of the Account Custodian or the Concentration Account Bank if such delay or failure could not be prevented by the exercise of reasonable diligence by the Account Custodian, the Concentration Account Bank or any Successor Concentration Account Servicer (as applicable) and such delay or failure was caused by circumstances beyond the Account Custodian’s, the Concentration Account Bank’s or any Successor Concentration Account Servicer’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of all other parties hereto.
     Section 9. Amendments.
     No amendment or supplement to or modification of this Agreement and no waiver of or consent to departure from any of the provisions of this Agreement shall be effective unless such amendment, modification, waiver or consent is in writing and signed by all of the parties hereto (in the case of an amendment) (except that any change to the Concentration Account Bank’s customary charges are subject to change upon 30 days’ prior written notice to the Original Servicer) or by the party against which enforcement of such waiver or consent is sought (in the case of any waiver or consent) and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 10. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE DEEMED TO BE THE “BANK’S JURISDICTION” (WITHIN THE MEANING OF SECTION 9-304 OF THE UCC).

     Section 11. Waiver of Jury Trial.
     EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY FURTHER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.
     Section 12. Headings.
     Captions and section headings are used in this Agreement for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.
     Section 13. Counterparts.
     This Agreement may be executed in any number of counterparts (including by facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
     Section 14. Termination.
     In the event that all obligations secured by the Securitization Assets with respect to a Securitization Agent shall have been paid in full and the related Securitization Documents and liens created thereunder shall have been terminated or released, then the applicable Securitization Agent shall promptly notify the other parties hereto and such Securitization Agent shall no longer have any rights or obligations hereunder. The Concentration Account Bank may terminate this Agreement upon 90 days’ prior written notice to the Account Custodian, the Originator, the Original Servicer and each Securitization Agent; provided that no such resignation shall be effective until a Successor Concentration Account Bank has been appointed as described in Section 3(n). Termination of this Agreement shall not affect the duties or responsibilities of any party hereto arising out of transactions occurring prior to termination.
     Section 15. Effectiveness of Provisions Relating to Securitization.
     Notwithstanding anything to the contrary contained herein, the provisions of this Agreement relating to Securitizations, the Securitization Assets, and Securitization Agents shall not become operative with respect to any Securitization until the applicable Securitization Agent shall have executed and delivered to each of the parties hereto an executed counterpart of the joinder agreement attached hereto as Schedule A agreeing to be bound by all the applicable terms and conditions hereof.

     Section 16. Indemnification.
     The Original Servicer hereby agrees to indemnify and hold harmless the Account Custodian, the Concentration Account Bank, any Successor Concentration Account Servicer and each Securitization Agent and each director, officer, employee, agent and affiliate thereof (collectively, the “Indemnified Parties”) from and against any and all losses, liabilities (including liabilities for penalties), claims, demands, actions, suits, judgments, out–of–pocket costs and expenses (including legal fees and expenses) (collectively, the “Indemnified Amounts”) arising out of or resulting from the execution, performance and enforcement of this Agreement, except for Indemnified Amounts arising out of or resulting from the negligence, willful misconduct or bad faith of the applicable Indemnified Party or representing recourse for uncollectible Assets. The obligations of the Original Servicer under this Section 16 shall survive the termination of this Agreement and/or the earlier termination or resignation of an Indemnified Party.
     Section 17. Other Transactions.
     Nothing herein shall limit, restrict or impair the Concentration Account Bank in any other transaction or relationship with the any other party hereto in such capacity and this Agreement applies to the Concentration Account Bank solely in its capacity as Concentration Account Bank.
     Section 18. No Proceedings. Each of the Parties hereto hereby agrees not to institute or join any other person or entity in instituting, any suit pursuant to Title 11, United States Code, or any similar suit or proceeding under then applicable state or federal law providing for the relief of debtors or the protection of creditors, against any Securitization SPE prior to the date which is one year and one day after payment of all obligations of any Securitization SPE to all applicable Securitization Agents (and the parties for which it is acting as trustee or agent, as applicable) are paid in full. This section shall survive any termination of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Concentration Account Bank

By:

Name:

Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Account Custodian

By:

Name:

Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

PATRIOT CAPITAL FUNDING, INC., as Originator, Original Servicer and Concentration Account Servicer

By:

Name:

Title: